Exhibit 8.1

March 14, 2013

Fabrinet

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town

Grand Cayman KY1-9005

Cayman Islands

Ladies and Gentlemen:

We are acting as your counsel in connection with the Registration Statement on Form S-3, as amended, including the prospectus supplement contained therein (together, the “Registration Statement”), filed by you with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by certain selling shareholders of your ordinary shares, par value $0.01 per share.

We have examined the Registration Statement. We have also examined and relied on as to the facts contained therein, originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of your officers and representatives, and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm to you that the discussion set forth under the heading “Taxation” in the prospectus supplement, insofar as such statements purport to constitute summaries of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects. As stated therein, we do not express any opinion with respect to your passive foreign investment company status for the current taxable year or your expectations with respect to passive foreign investment company status in future years.

We do not express any opinion herein concerning any law other than U.S. federal income tax law.

We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and the reference to us under the heading

Fabrinet

March 14, 2013

“Taxation” in the prospectus supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation